RUBICON
MINERALS CORPORATION
TORONTO STOCK EXCHANGE SYMBOL: RMX	OTCBB SYMBOL: RUBIF	PR04-05 JANUARY 22, 2004

PLACER DOME AND RUBICON INTERSECT TWO NEW GOLD-BEARING VEIN ZONES PARALLEL TO
THE JACLYN ZONE, GOLDEN PROMISE PROJECT, NEWFOUNDLAND
- high potential to expand both new zones -

David W. Adamson, President and CEO of Rubicon Minerals Corporation (RMX.TSX) is pleased to provide final results from a 12 hole, 2451 metre drill program at the Jaclyn Vein Zone - Golden Promise Project located in north-central Newfoundland. Results from 7 of the 12 holes (assay results for 4 holes) were reported in a December 11, 2003 news release. Drilling during this program has extended the main Jaclyn Vein to a strike length of 375 metres and depth of 192 metres. The Golden Promise project is being explored under the terms of an option agreement between Rubicon and Placer Dome (CLA) Canada Ltd ("Placer Dome"). Highlights of the latest results are:

  Exploration to the south and north of the Jaclyn Zone has led to the discovery of two new vein zones, 350 metres south and 220 metres north of the main Jaclyn vein, respectively. These veins zone are referred to as Jaclyn South and Jaclyn North zones.

  Jaclyn South Zone Two holes (GP03-31 and 33) collared 100 metres apart have confirmed the presence of at least three separate quartz veins, two of which contain visible gold, with associated strong silica and sericite alteration of host sediments. The veins returned a maximum assay of 44.59 g/t gold over 0.3 metres or 7.73 g/t diluted over 1.5 metres (minimum mining width). Additional assays are reported in Table 1. The maximum vein intersection (core length) was 3.4 metres. The development of multiple gold-bearing veins with associated strong alteration at Jaclyn South compares favourably to the main Jaclyn Vein and suggests potential for mineralization of similar extent.

  Jaclyn North Zone One drill hole (GP03-32) has currently tested an area of boulders which runs parallel to, and north of the main Jaclyn Zone Vein. This hole intersected four separate veins, three of which contain visible gold, along with associated strong silica and sericite host rock alteration (see Table 1 for assays). The best developed vein was intersected over a core length of 2.8 metres (1 metre estimated true thickness) within a 10 metre (core length) stringer quartz-veined section. Three separate veins returned maximum assays of 7.42 g/t gold over 0.5 metres, 12.13 g/t gold over 0.3 metres and 12.30 g/t gold over 0.3 metres. The intensity of alteration and presence of multiple gold-bearing veins suggests the presence of a robust mineralizing system which requires obvious follow up drilling. Given the current known extent of the nearby main Jaclyn vein, the potential to expand this new zone is considered high.

  Jaclyn Main Zone Five additional holes tested the main Jaclyn Vein (GP03-26 to 30). Three of these intersected the main Jaclyn Zone vein with two holes with returning assays in the 1 to 3 g/t gold range (see Table 1). Tests at the western and eastern ends of the known vein did not intersect veining. Because of the relatively large step out to test for the vein extensions (75 to 100 metres), more drilling will be required to examine whether the vein has changed orientation, or has been fault offset from its projected location. The main Jaclyn vein is still open (untested) at depths below 192 metres.

  Overall, the 2003 drilling on the main Jaclyn Vein extended its strike length from 225 metres to 375 metres and vertical depth from 60 metres to 192 metres. A total of 24 of 26 (92%) completed holes have intersected the vein and 20 of 26 (77%) contain visible gold.

"The main Jaclyn zone has been intersected in over 90% of completed drill holes and contains a number of economically significant intersections. The fact that we have now discovered two additional vein zones within 220 to 350 metres of the main Jaclyn vein is highly encouraging and expands the potential for additional gold mineralization. We know of one other in situ vein elsewhere on our 450 square kilometre Golden Promise project and a number of boulder trains similar to those at Jaclyn to drill test which suggest that more gold bearing veins will be discovered as exploration progresses to other parts of the property" said David Adamson.

Rubicon Minerals Corporation	Page 1 of 3

TORONTO STOCK EXCHANGE SYMBOL: RMX	OTCBB SYMBOL: RUBIF	PR04-05 JANUARY 22, 2004

Rubicon and Placer Dome are currently reviewing information from the program prior to conducting follow up exploration and diamond drilling.

Placer Dome has an option to earn 55% interest in the Golden Promise project by spending $5 million over five years, including a total of $1.5 million before the end of 2004 and can earn a 70% interest by delivering a bankable feasibility study on a gold deposit of at least 500,000 ounces by the end of 2009.

Rubicon Minerals Corporation is pleased to acknowledge the financial assistance provided by the Government of Newfoundland and Labrador's Junior Company Exploration Assistance Program for airborne survey work that has advanced the exploration potential of Golden Promise property.

The Golden Promise Project work is being carried out and supervised by project manager David Copeland, M.Sc., P.Geol., who is a consultant to Rubicon Minerals Corporation and is the Qualified Person for the project as required by NI43-101.

In addition to Golden Promise, Rubicon controls several major district size land packages in Newfoundland on which gold discoveries have been made and where drilling is planned for 2004. In Red Lake, Ontario, Rubicon controls a strategic land package in a blend of 100% and optioned properties. Partners on projects include Placer Dome, Goldcorp, Wolfden Resources and several junior partners. With approximately $10.5 million in its treasury and an aggressive $5.4 million 2004 drill campaign on 15 projects (> 50% partner funded), Rubicon offers exceptional exposure to low risk, high potential districts.

RUBICON MINERALS CORPORATION

David W. Adamson
President & CEO

Rubicon Minerals Corporation	Page 2 of 3

TORONTO STOCK EXCHANGE SYMBOL: RMX	OTCBB SYMBOL: RUBIF	PR04-05 JANUARY 22, 2004

							Estimated
	Hole					Core	true
	Length					Length	thickness		Au	Visible
Hole No.	(m)	Dip	Az	From	To	(m)	(m)	Au (g/t)	(oz/ton)	gold
Jaclyn Main Vein Zone
GP02-01	35.7	-45	160	26.75	29.30	2.55	1.64	16.57	0.48	vg
GP02-05	38.7	-45	340	29.15	31.35	2.20	1.80	11.41	0.33	vg
GP02-06	56.4	-70	340	45.00	45.55	0.55	0.32	15.68	0.46	vg
GP02-08	32.0	-45	340	24.45	24.85	0.40	0.31	17.13	0.50	vg
GP02-09	60.1	-70	340	45.40	50.30	4.90	2.22	7.05	0.20	vg
GP02-10	46.0	-45	340	32.75	37.85	5.10	4.02	1.70	0.05	vg
GP02-11	69.2	-68	340	47.30	52.70	5.40	2.70	1.40	0.04	vg
GP02-12	32.0	-45	340	19.25	20.10	0.85	0.63	18.00	0.53	vg
GP02-13	49.4	-70	340	39.55	41.85	2.30	0.94	17.68	0.52	vg
GP02-14	37.8	-45	340	27.55	28.45	0.90	0.67	23.14	0.67	vg
GP02-15	59.8	-65	340	47.20	48.30	1.10	0.52	11.25	0.33	vg
GP02-16	65.6	-45	340	31.45	31.95	0.50	0.34	31.61	0.92	vg
GP02-17	68.6	-65	340	55.50	59.15	3.65	1.48	3.02	0.09	vg
GP02-18	42.7	-45	340	32.80	33.85	1.05	0.70	9.90	0.29	vg
GP02-19	93.6	-68	340	90.35	91.80	1.45	0.45	0.49	0.01	n
GP02-20	41.2	-45	340	30.15	30.75	0.60	0.46	1.34	0.04	n
GP02-21	84.4	-65	340	33.45	33.85	0.40	0.21	68.95	2.01	vg
GP03-22	282.8	-60	340	132.20	133.15	0.95	0.73	5.72	0.17	vg
including				132.20	132.65	0.45	0.34	11.36	0.33	vg
and				135.30	136.35	1.05	0.80	3.48	0.10	vg
GP03-23	205.4	-60	340	141.55	141.85	0.30	0.23	1.43	0.04	n
GP03-24	197.0	-60	340	126.60	131.80	5.20	3.98	4.18	0.12	vg
including				126.60	128.20	1.60	0.79	11.16	0.33	vg
GP03-25	331.0	-50	340	247.32	247.92	0.60	0.52	18.18	0.53	vg
including				247.62	247.92	0.30	0.26	36.10	1.05	vg
GP03-26								no significant assays		n
GP03-27	211.7	-60	340	136.65	137.25	0.60	0.30	1.91	0.06	vg
and				139.90	140.30	0.40	0.20	2.63	0.08	vg
GP03-28	146	-50	340	77.40	77.70	0.30	0.21	2.30	0.07	vg
GP03-29	167.9	-50	340					no significant assays		n
GP03-30	152	-50	340					no significant assays		n

Jaclyn South Vein Zone
GP03-31	182.4	-50	340	105.40	105.70	0.30	0.26	44.59	1.30	vg
GP03-33	119	-50	340	96.70	97.00	0.30	0.03^	2.59	0.08	vg

Jaclyn North Vein Zone
GP03-32	157.3	-50	340	41.40	41.75	0.35	0.15	12.13	0.35	vg
and				85.35	85.65	0.30	0.02^	12.30	0.36	vg
and				117.75	118.30	0.55	0.27	4.61	0.13	vg
and				119.00	119.50	0.50	0.25	7.42	0.22	vg

Holes GP02-02, 3, 4, 7 were not completed or terminated short of the Jaclyn Zone
^ Indicates thickness of individual v.g. bearing vein

Notes: (1) Holes GP02-01 to GP02-21 see News Release dated Thursday, September 19, 2002 for more detailed information. (2) Holes 01-05, 22-33 HQ core size, all other holes NQ core. (3) Assays by metallic screen fire assay method and 1 A.T. fire assay at Eastern Analytical Labs. Check assays up to the end of hole GP03-33 on the -150 mesh fraction were conducted by ALS Chemex and are within acceptable limits. All data are uncut.

For more information, contact Bill Cavalluzzo, VP Investor Relations Toll free: 1.866.365.4706 E-mail: bcavalluzzo@rubiconminerals.com
Rubicon Minerals Corporation Suite 888-1100 Melville Street, Vancouver BC CANADA V6E 4A6

The Toronto Stock Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.	Page 3 of 3

The statements contained in this release that are not historical facts are forward-looking statements, which involve risks and uncertainties that could cause actual results to differ materially from targeted results. Mineral resources which are not mineral reserves do not have demonstrated economic viability. The Company relies upon litigation protection for forward looking statements.